Exhibit 99.1

WNS Updates Progress on Acquisition by Capgemini

NEW YORK & LONDON & MUMBAI, Sep. 17, 2025 — WNS (Holdings) Limited (NYSE: WNS) (“WNS”), a digital-led business transformation and services company, is pleased to report that as of September 11, 2025, both WNS and Capgemini S.E. (EURONEXT PARIS: CAP) (“Capgemini”) have obtained all antitrust and regulatory consents, approvals or clearances, as applicable, required to be obtained in connection with the previously announced acquisition of WNS by Capgemini through a scheme of arrangement (the “Scheme”) under the Companies (Jersey) Law 1991 (the “Transaction”). The satisfaction of this condition precedent is in addition to the Scheme approval by WNS shareholders which was disclosed in our press release and form 8-K on August 29, 2025.

Completion of the Transaction remains subject to obtaining the required sanction of the Scheme by the Royal Court of Jersey (the “Court”). The Court has set October 9, 2025, at 10:00am (Jersey time) to hear WNS’ application to sanction the Scheme (the “Scheme Hearing”). Shareholders of WNS are entitled to attend and be heard at the Scheme Hearing, either in person or through a Jersey advocate. Please reference WNS’ form 8-K to be filed today, September 17, 2025, for further information.

On July 7, 2025, WNS and Capgemini announced they had entered into a definitive transaction agreement pursuant to which Capgemini will acquire WNS for a cash consideration of $76.50 per WNS share. The total cash consideration will amount to $3.3 billion, excluding WNS net financial debt.

WNS shareholders are encouraged to consult their tax advisors regarding the tax consequences of the Transaction. Certain requirements under applicable tax laws and regulations are set forth in paragraph 16 of the scheme circular published by WNS on July 30, 2025.

About WNS

WNS (Holdings) Limited (NYSE: WNS) is a digital-led business transformation and services company. WNS combines deep domain expertise with talent, technology, and AI to co-create innovative solutions for over 700 clients across various industries. WNS delivers an entire spectrum of solutions including industry-specific offerings, customer experience services, finance and accounting, human resources, procurement, and research and analytics to re-imagine the digital future of businesses. As of June 30, 2025, WNS had 66,085 professionals across 65 delivery centers worldwide including facilities in Canada, China, Costa Rica, India, Malaysia, the Philippines, Poland, Romania, South Africa, Sri Lanka, Turkey, the United Kingdom, and the United States.

For more information, visit www.wns.com or follow us on Facebook, Twitter, LinkedIn, and Instagram.

Safe Harbor Provision

This document includes information which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events. Factors that could cause actual results to differ materially from those expressed or implied are discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. WNS undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:

Investors:	Media:
David Mackey EVP–Finance & Head of Investor Relations WNS (Holdings) Limited +1 (646) 908-2615 david.mackey@wns.com	Archana Raghuram EVP & Global Head–Marketing & Communications WNS (Holdings) Limited +91 (22) 4095 2397 archana.raghuram@wns.com; pr@wns.com